Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-973-503-4533	+1-847-646-6299
	news@mdlz.com	ir@mdlz.com

Mondelēz International Names

Christiana Shi to Board of Directors

Shi Brings Extensive E-Commerce, Supply Chain

and Cost Management Expertise to Role

DEERFIELD, Ill. – Dec. 8, 2015 – Mondelēz International today announced the appointment of Christiana Shi to its Board of Directors. Shi, 56, is President, Direct-to-Consumer for NIKE, Inc., with oversight for Nike Stores, Nike Factory Stores and Global Digital Commerce, which includes leading all of Nike’s e-commerce business around the world. With this addition, the Mondelēz International Board will have 13 Directors, 12 of whom are independent. Shi will join the Board effective Jan. 4, 2016.

“Christiana’s intimate knowledge of digital commerce along with superior supply chain and cost management expertise for global consumer companies will be invaluable as we continue to reinvent our supply chain, drive down costs and accelerate our growth in key areas like e-commerce,” said Irene Rosenfeld, Chairman and CEO. “I’m confident she’ll be a strong addition to our world-class Board of Directors.”

Shi joined Nike in October 2010 and served as Vice President and Chief Operating Officer, Global Direct-to-Consumer, from 2010 to 2012 and as Vice President and General Manager, Global Digital Commerce, from 2012 to 2013, before assuming her current role as President, Direct-to-Consumer.

Prior to joining Nike, Shi spent 24 years at McKinsey & Company, a global management consulting firm, in various roles of increasing responsibility. Previous to joining McKinsey & Company, she served in various trading, institutional sales and investment banking roles at Merrill Lynch & Company from 1981 to 1984. Shi earned an MBA from Harvard Business School and a bachelor’s degree in economics and international relations from Stanford University.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with pro forma 2014 revenue of more than $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

2